Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 22, 2010, relating to the consolidated financial statements and financial statement schedules of AXIS Capital Holdings Limited, and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2009 (which reports express an unqualified opinion and includes an explanatory paragraph concerning the Company’s adoption on April 1, 2009 of FSP FAS 115-2, Recognition and Presentation of Other-Than-Temporary Impairments (Codified in FASB ASC Topic 320, Investments – Debt and Equity Securities)).

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche

Hamilton, Bermuda
March 18, 2010